Exhibit 99
FOR IMMEDIATE RELEASE	For More Information, Contact:
August 26, 2003	William A. Griffith, Investor Relations 913-780-9595 Jim Drewitz, Public Relations 972-355-6070
BUTLER NATIONAL CORPORATION OFFERS PUBLIC & PRIVATE FACILITIES A NEW, LOW COST MONITORING AND CONTROL SYSTEM

[Olathe, Kansas] August 26, 2003 - Butler National Corporation (OTC Bulletin Board "BUKS"), announces its environmental service/sales subsidiary, Butler National Services, Inc. "BNS", Fort Lauderdale, Fl., now offers a low cost monitoring, Wireless Data System "WDS-1500" that uses the "Data Network" of the cellular phone system to keep key personnel informed of critical situations. The WDS-1500 provides a digital cellular link that will work anywhere in North America where cellular phone service is available.

Companies, municipalities and individual owners of a Wireless Data System may monitor and receive instant messages concerning the conditions of various mechanical and security situations, including warehouses and inventory, wastewater pumping stations, water facilities, power stations, irrigations systems, refrigeration, air conditioning, and many other monitoring situations.

This new wireless system monitors three digital inputs, controls one relay output, and receives one pulse counter input that can be preset to report every 24 hours or on demand. Alarm messages, as they occur, are immediately displayed as text messages to a computer, pager, or cell phone.

Jon Fischrupp, President of the Florida environmental services division said, "The new low cost WDS-1500 allows for critical monitoring of a variety of situations. BNS is now installing the WDS-1500 at private EPA sensitive facilities owned by condominiums, restaurants, shopping centers, service stations among others. The WDS-1500 is ideal for car dealers, marinas, warehouses, and any company or individual that needs to monitor a critical environment or location. BNS includes WDS-1500 as part of its regular service contract. Early detection of a problem gives service personnel a critical advantage to fix a problem before it grows.

The new WDS-1500 complements the BNS "SCADA" time monitoring system (Supervisory Control & Data Acquisition System) used by larger cities and facilities. BNS provides an alternative to cities that would rather privatize the maintenance of their wastewater pumping stations.

About Butler National Corporation:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dessault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

For more information, please visit the Company web site: www.butlernational.com -End-